Exhibit 99.(a)(1)(D)

INSTRUCTIONS TO NOTICE OF WITHDRAWAL OF ELECTION FORM
If you previously elected to accept the offer by NewLink Genetics Corporation (“NewLink”) to exchange some or all of your outstanding Eligible Options for New Options, subject to the terms and conditions of the Offer to Exchange Eligible Options for New Options, dated June 20, 2019 (the “Exchange Offer”), and you would like to change your election and withdraw the tender of any of your Eligible Options for exchange, you must complete and sign this Notice of Withdrawal of Election Form (the “Notice of Withdrawal”) and return it to NewLink before 5:00 p.m. Eastern Time on Wednesday, July 31, 2019, unless extended. Once the Notice of Withdrawal is signed and complete, please return it to NewLink by the following means:
By Email (By PDF or similar imaged document file) to: option.exchange@linkp.com. Your tendered Eligible Options will not be considered withdrawn from the Exchange Offer until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Holder, any previously tendered Eligible Options will be cancelled pursuant to the Exchange Offer in exchange for the grant of New Options. You must sign the Notice of Withdrawal in the same manner your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.
You should receive a confirmation of receipt within three (3) business days of submitting your Notice of Withdrawal. If you have not received a confirmation of receipt before Wednesday, July 31, 2019 (unless the Exchange Offers is extended), please contact us promptly at option.exchange@linkp.com to confirm we received your Notice of Withdrawal.
YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS FOR EXCHANGE.

Exhibit 99.(a)(1)(D)

NEWLINK GENETICS CORPORATION
2503 SOUTH LOOP DRIVE, Suite 5100
AMES, IA 50010

NOTICE OF WITHDRAWAL

Return by Email (By PDF or similar imaged document file) to: option.exchange@linkp.com

I previously received from NewLink the Offer to Exchange Eligible Options for New Options, dated June 20, 2019, and the Election Form. I signed and returned the Election Form, in which I elected to tender some or all of my Eligible Options in exchange for New Options. By submitting this Notice of Withdrawal, I am revoking that election and hereby withdraw from the Exchange Offer with respect to the Eligible Option grants listed below:

Eligible Options
Grant Number	Grant Date	Exercise Price	Shares
☐ Revoke election
☐ Revoke election
☐ Revoke election
I understand that, by signing this Notice of Withdrawal and delivering it to NewLink, I withdraw my acceptance of the Exchange Offer with respect to the Eligible Option grants listed above. By rejecting the Exchange Offer with respect to the Eligible Options listed above, I understand that such Eligible Options will not be cancelled in exchange for the grant of New Options, and I will retain these Eligible Options subject to their existing exercise price, term, vesting schedule and other terms and conditions. I agree that NewLink has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of the Eligible Options listed above is at my sole and exclusive discretion. I agree that NewLink will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options listed above.
By signing below, I hereby revoke my prior election to tender the Eligible Option grants listed above.

(Signature)

(Print Name)

(Date)